Exhibit 10.1

NeuBase Therapeutics, Inc.

OUTSIDE DIRECTOR COMPENSATION POLICY

Most Recently Amended Effective as of September 9, 2020 (the “Effective Date”)

NeuBase Therapeutics, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2019 Stock Incentive Plan, as amended (as may be amended or restated from time to time, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

1.	Retainers Effective as of October 1, 2020

	BOARD MEMBERSHIP

	Outside Directors:	$35,000	Annual Retainer

	AUDIT COMMITTEE

	Annual compensation for Audit Committee members is as follows:
	Chairperson of Committee:	$15,000	Annual Retainer
	Committee Members (other than Chairperson)	$7,500	Annual Retainer

	COMPENSATION COMMITTEE

	Annual compensation for the Compensation Committee is as follows:
	Chairperson of Committee:	$10,000	Annual Retainer
	Committee Members (other than Chairperson)	$5,000	Annual Retainer

	NOMINATING & CORPORATE GOVERNANCE COMMITTEE

	Compensation for the Nominating & Corporate Committee is as follows:
	Chairperson of Committee:	$8,000	Annual Retainer
	Committee Members (other than Chairperson):	$4,000	Annual Retainer

There are no per meeting attendance fees for attending Board, Audit Committee, Compensation Committee or Nominating & Corporate Governance Committee meetings.

Retainers will be paid quarterly in arrears on a prorated basis.

2.	Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)                Appointment Awards. Subject to Section 5.03 of the Plan, upon an Outside Director’s appointment to the Board, such Outside Director automatically will be granted a Nonstatutory Stock Option to purchase shares of Company common stock (the “Shares”) having a grant date fair value of $320,000, rounded down to the nearest whole share (the “NSO Appointment Award”). Subject to Section 5 below and Article XII of the Plan, 25% of each NSO Appointment Award will vest on the one-year anniversary of the grant date, and the remaining Shares subject to the NSO Appointment Award shall vest on an equal monthly basis over the following 36 months, provided that the Outside Director is in continuous service with the Company or an Affiliate through the applicable vesting date. Each NSO Appointment Award will vest fully upon a Change in Control (as defined in the Plan), in each case, provided that the Outside Director is in continuous service with the Company or an Affiliate through the Change in Control.

(c)       Annual Awards. Subject to Section 5.03 of the Plan, on the first business day after each Annual Meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the 2021 Annual Meeting, each Outside Director automatically will be granted a Nonstatutory Stock Option to purchase Shares having a grant date fair value of $90,000, rounded down to the nearest whole share (the “Annual NSO Award”); provided that the initial Annual NSO Award granted on or after the Effective Date (for 2020) shall be made on September 9, 2020. Subject to Section 5 below and Article XII of the Plan, 25% of each Annual NSO Award will vest on the one-year anniversary of the grant date, and the remaining Shares subject to the Annual NSO Award shall vest on an equal monthly basis over the following 36 months, provided that the Outside Director is in continuous service with the Company or an Affiliate through the applicable vesting date. Each Annual NSO Award will vest fully upon a Change in Control (as defined in the Plan), in each case, provided that the Outside Director is in continuous service with the Company or an Affiliate through the Change in Control.

(d)       Individual Limit. Notwithstanding anything in this Policy to the contrary, in no event will any Outside Director be granted one or more Awards in any calendar year that exceed the maximum Award limitations applicable to Outside Directors set forth in the Plan.

(e)       Terms Applicable to all Options Granted Under this Policy. The per Share exercise price for all other Options granted under this Policy will be one hundred percent (100%) of the Fair Market Value on the grant date.

3.	Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

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6.	Revisions

Each of the Board and the Committee, in its discretion, may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board or the Committee determines to make any such change or revision.

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